CONSENT OF INDEPENDENT ACCOUNTANTS


To the Board of Directors of
Strong Advantage Fund, Inc.

We consent to the incorporation by reference in Post-Effective Amendment No. 17 to the Registration Statement of Strong Advantage Fund, Inc., on Form N-1A of our report dated December 4, 1998, on our audit of the financial statements and financial highlights of Strong Advantage Fund, Inc. which report is included in the Annual Report to Shareholders for the year ended October 31, 1998, which is incorporated by reference in the Registration Statement. We also consent to the references to our Firm under the captions "Independent Accountants" in the Statement of Additional Information and "Financial Highlights" in the Prospectus.


PricewaterhouseCoopers LLP


Milwaukee, Wisconsin
February 26, 1999


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